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                                                               EXHIBIT 10.67 (a)

                                                                          France

                                 UGI CORPORATION
                      2004 OMNIBUS EQUITY COMPENSATION PLAN
                          SUB-PLAN FOR FRENCH EMPLOYEES

                          PERFORMANCE UNIT GRANT LETTER

This PERFORMANCE UNIT GRANT, dated as of January 1, 2006 (the "Date of Grant"), is delivered by UGI Corporation ("UGI") to _____________ (the "Participant").

                                    RECITALS

      The UGI Corporation 2004 Omnibus Equity Compensation Plan (the "Plan") provides for the grant of performance units ("Performance Units") with respect to shares of common stock of UGI ("Shares"). The Sub-Plan for French employees (the "Sub-Plan") sets forth the terms and conditions applicable to the Performance Units granted under Section 9 of the Plan to employees who are, or may become, liable to taxation on compensation in France. The Compensation and Management Development Committee of the Board of Directors of UGI (the "Committee") has decided to grant Performance Units to the Participant under the Sub-Plan.

      NOW, THEREFORE, the parties to this Grant Letter, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Units. Subject to the terms and conditions set forth in this Grant Letter, in the Plan and in the Sub-Plan, the Committee hereby grants to the Participant __________ Performance Units. The number of Performance Units set forth above is the target award of Performance Units which will entitle the Participant to receive a maximum of ____ free Shares. The Performance Units are contingently awarded and will be earned (and the corresponding ownership of free Shares will be transferred to the Participant) after the expiration of the Measurement Period (as defined below) if and to the extent that the performance goals and other conditions of the Grant Letter are met.

2. Performance Goals.

      (a) The Participant shall earn the right to issuance of free Shares corresponding to the Performance Units after the expiration of the Measurement Period if the performance goals described in subsection (b) below are met for the Measurement Period, and if the Participant continues to be employed by, or provide service to, the Company (as defined in Section 9) at least until the expiration of the Measurement Period (except in the event of death of the Participant). The Measurement Period is the period beginning January 1, 2006 and ending December 31, 2008. The Measurement Period will correspond under French law to the "periode d'acquisition" as referred to under section L.225-197-1 of the French Commercial Code.

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      (b) The target award level of Performance will be payable if UGI's Total
Shareholder Return (TSR) equals the highest TSR of a peer group for the Measurement Period. The peer group is the group of companies that comprises the S&P Utilities Index during the Measurement Period. The actual amount of the award of Performance Units may be lower than the target award, or even zero, based on UGI's TSR percentile rank relative to the companies in the S&P Utilities Index, as follows:

UGI's TSR Rank                     Percentage of Target Award Earned
 (Percentile)
Highest                                        100%
90th                                          87.5%
75th                                          75.0%
60th                                          62.5%
50th                                          50.0%
40th                                          25.0%
less than 40th                                   0%

The target award percentage earned will be interpolated between each of the measuring points.

      (c) TSR shall be calculated by UGI using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of the calculation. The share price used for determining TSR at the beginning and the end of the Measurement Period will be the average price for the 90-day period preceding the beginning of the Measurement Period (i.e., the 90-day period ending on December 31, 2005) and the 90-day period ending on the last day of the Measurement Period (i.e., the 90-day period ending on December 31, 2008).

      (d) The percentage of the target award earned shall be based on UGI's TSR rank as described in Section 3(a) here above and will determine the number of Performance Units (and the number of free Shares corresponding to the Performance Units) acquired by the Participant.

      (e) At the end of the Measurement Period, the Committee will determine whether and to what extent the performance goals have been met and the number of free Shares to be issued with respect to the Performance Units. Except as described in Section 3 below, the Participant must be employed by, or providing service to, the Company on December 31, 2008 in order for the Participant to receive free Shares with respect to the Performance Units.

3. Termination of Employment or Service.

      (a) Except as described below, if the Participant's employment or service with the Company terminates on or before the end of the Measurement Period, the Performance Units granted under this Grant Letter will be forfeited.

      (b) If the Participant terminates employment or service on account of Retirement (as defined in Section 9) or Disability (as defined in Section 9), the Participant will earn a pro-rata portion of the Participant's outstanding Performance Units, if the performance goals and the requirements of this Grant Letter are met. The prorated portion will be determined as the

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number of free Shares that would otherwise be issuable after the end of the
Measurement Period, based on achievement of the performance goals, multiplied by a fraction, the numerator of which is the number of calendar years during the Measurement Period in which the Participant has been employed by, or provided service to, the Company and the denominator of which is three. For purposes of the proration calculation, the calendar year in which the Participant's termination of employment or service on account of Retirement, Disability, or death occurs will be counted as a full year.

      (c) In the event of termination of employment or service on account of Retirement or Disability, the prorated number of free Shares shall be issued after the end of the Measurement Period, pursuant to Section 4 below.

      (d) In the event of termination of employment or service on account of death, the representative of the Participant's estate may ask within six months of the death to receive immediately the free Shares issuable with respect to the Performance Units granted to the Participant.

4. Payment with Respect to Performance Units. If the Committee determines that the conditions to payment of the Performance Units have been met, the Company shall issue to the Participant, between January 1, 2009 and March 15, 2009, the number of free Shares based on the achievement of the performance goals, up to the target award specified in Section 1 above.

5. Standstill Period.

      (a) After the Measurement Period has expired and during the Standstill Period (as defined below), the Participant shall not sell, assign, transfer, pledge or otherwise dispose of the free Shares granted under the Performance Units.

      (b) The Standstill Period is the period beginning upon the expiration of the Measurement Period and ending two years after the end of the Measurement Period (and will correspond under French law to the "periode d'obligation de conservation" as referred to under section L.225-197-1 of the French Commercial
Code).

6. Transfer of Shares. Except as otherwise provided below and subject to the Company's insider trading policies, after the Measurement and Standstill Periods have expired, the Participant shall have the right to transfer the Shares without any limitations. However, Shares cannot be transferred (i) during the ten trading days preceding and following the date on which the consolidated accounts or annual accounts of the Company are published and (ii) during a period (x) starting from the date on which the officers and directors of the Company became aware of any information which, if published, could significantly affect the Company's market price and (y) ending at the close of the tenth trading day following the publication of the information.

7. Change of Control. If a Change of Control occurs during the Measurement Period, the outstanding Performance Units will terminate and the Participant will be entitled to receive in exchange an indemnification payment payable in cash. The amount of the indemnification payment will be equal to the greater of
(i) the value of the Shares that would be issued if 50% of the target award was earned or (ii) the value of the Shares that would be issued as if the

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Measurement Period ended on the date of the Change of Control, based on the
Company's achievement of the performance goals as of the date of the Change of Control, as determined by the Committee. If a former Participant is entitled to receive a prorated award for the measurement period pursuant to Section 3(b) above, the award will be the prorated portion of the amount described in the preceding sentence. The indemnification payment shall be paid on the closing date of the Change of Control. Any such indemnification payment will be fully subject to social charges and personal income tax.

8. Definitions. For purposes of this Grant Letter, the following terms will have the meanings set forth below:

      (a) "Company" means UGI and its Subsidiaries (as defined in the Plan).

      (b) "Disability" means a long-term disability as defined in the Company's long-term disability plan applicable to the Participant.

      (c) "Employed by, or provide service to, the Company" shall mean employment or service as an employee or director of the Company.

      (d) "Performance Unit" means a hypothetical unit that represents the value of one share of UGI common stock.

      (e) "Retirement" means the Participant's retirement under the Retirement Income Plan for Employees of UGI Utilities, Inc., if the Participant is covered by that Retirement Income Plan. "Retirement" for other Company employees means termination of employment after attaining age 55 with ten or more years of service with the Company.

9. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the Terms and Conditions established by the Committee with respect to the Plan and the Sub-Plan, all of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan and the Sub-Plan. The grant of Performance Units and the issuance of free Shares thereunder are subject to interpretations, regulations and determinations concerning the Plan and the Sub-Plan established from time to time by the Committee in accordance with the provisions of the Plan and the Sub-Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Shares, (ii) changes in capitalization of the Company and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan and the Sub-Plan, and its decisions shall be conclusive as to any questions arising hereunder.

10. No Employment or Other Rights. The grant of Performance Units shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant's employment or service at any time. The right of the Company to terminate at will the Participant's employment or service at any time for any reason is specifically reserved.

11. No Shareholder Rights. During the Measurement Period, neither the Participant, nor any person entitled to exercise the Participant's rights in the event of the Participant's death, shall have any of the rights and privileges of a shareholder with respect to the Shares related to the

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Performance Units, unless and until certificates for Shares have been issued to the Participant or successor. Upon the expiration of the Measurement Period, the Participant or any person entitled to exercise the Participant's rights in the event of the Participant's death, may exercise the voting right attached to the free Shares granted under Performance Units and is entitled to receive any dividends or other dividends payable on such Shares.

12. Assignment and Transfers. The rights and interests of the Participant under this Grant Letter may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. If the Participant dies, the representative of the Participant's estate may ask to receive the free Shares acquired by the Participant's estate within 6 months of the death. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates.

13. Tax Considerations. Neither UGI Corporation nor any subsidiary shall be held liable for the personal tax treatment of any Participant under this Grant.

14. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

15. Notice. Any notice to UGI provided for in this instrument shall be addressed to UGI in care of the Corporate Secretary at UGI's headquarters, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

16. Authorization to Release Necessary Personal Information.

      (a) The Participant hereby authorizes and directs the Participant's employer to collect, use and transfer in electronic or other form, any personal information (the "Data") regarding the Participant's employment, the nature and amount of the Participant's compensation and the fact and conditions of the Participant's participation in the Plan (including, but not limited to, the Participant's name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Participant understands that the Data may be transferred to the Company, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party or with whom Shares acquired under the Performance Units or cash from the sale of such shares may be deposited. The Participant acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of the Participant's residence. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the

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Company, or to any third parties, is necessary for the Participant's participation in the Plan. The Participant understands that the Data will be held only as long as necessary to implement, administer and manage the Participant's participation in the Plan. For all transfers, the Participant's employer agrees and warrants that the processing, including the transfer itself, of the Data will be carried out in accordance with the French and European legal data protection regulation.

      (b) The Participant may at any time amend the Data and/or withdraw the consents herein, by contacting the Participant's local human resources representative in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant's ability to exercise or realize benefits from the Option, and the Participant's ability to participate in the Plan.

17. No Entitlement or Claims for Compensation.

      (a) The grant of Performance Units under the Plan is made at the discretion of the Committee, and the Plan may be suspended or terminated by UGI at any time. The grant of an award in one year or at one time does not in any way entitle the Participant to a grant in the future. The Plan is wholly discretionary in nature and is not to be considered part of the Participant's normal or expected compensation subject to severance, resignation, redundancy or similar compensation. The value of the Performance Units is an extraordinary item of compensation which is outside the scope of the Participant's employment contract (if any).

      (b) The Participant shall have no rights to compensation or damages as a result of the Participant's cessation of employment for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from the Participant's ceasing to have rights under this grant as a result of such cessation or from the loss or diminution in value of such rights. If the Participant did acquire any such rights, the Participant is deemed to have waived them irrevocably by accepting the grant.

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IN WITNESS WHEREOF, UGI has caused its duly authorized officers to execute and attest this Grant Letter, and the Participant has executed this Grant Letter, effective as of the Date of Grant.

                                        UGI Corporation

Attest

____________________________            By:_____________________________________
Corporate Secretary                           Robert H. Knauss
                                              Vice President and General Counsel

I hereby acknowledge receipt of the Plan, the Terms and Conditions and the Sub-Plan incorporated herein. I accept the Performance Units described in this Grant Letter, and I agree to be bound by the terms of the Plan, including the Terms and Conditions, the Sub-Plan and this Grant Letter. I hereby further agree that all the decisions and determinations of the Committee shall be final and binding on me and any other person having or claiming a right under this Grant.

___________________________
Participant

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